EXHIBIT 10.38

MANAGING DIRECTOR SERVICE AGREEMENT (Geschäftsführeranstellungsvertrag)

- hereinafter referred to as the "Contract" -

between

Ingredion Germany GmbH

Grüner Deich 110

20097 Hamburg

- hereinafter referred to as the "Company"  -

and

Pierre Perez y Landazuri

- hereinafter referred to as the "Managing Director"  -

Section 1

Commencement of Service Relationship,  Area of Work,  Relocation

1.

As of April 15th and for an indefinite period of time the Managing Director shall be engaged as a Managing Director  (Geschäftsführer) of the Company and shall also hold the function of Vice President and General Manager, Europe, Middle East and Africa (EMEA).

2.

The Company shall be entitled, at its reasonable discretion, to change and amend the Managing Director’s field of responsibility within the Company in line with the Managing Director’s training and skills and experience and to allocate tasks and responsibilities to the Managing Director of a similar level. The Managing Director’s compensation shall not be changed in these events. The Company shall further be entitled to relocate the Managing Director to another place of work at its reasonable discretion. The Managing Director’s interests shall be taken into account in the event of a change or amendment of the Managing Director’s field of responsibility or the transfer to another location. The Company may require the Managing Director to perform duties for an Associated Company, where such duties are consistent with the Managing Director’s position and the Managing Director agrees to perform such duties. The Managing Director shall give consent if being asked to transfer this employment agreement to any Associated Company on the same terms as set out in this Contract (or as applicable at the time of such assignment).

3.

The Managing Director shall carry out his duties as a managing director applying the diligence of a prudent businessman in accordance with the law, the provisions of this Contract, the Company's Articles of Association, the general directives and specific instructions given to him by the shareholder, the Company’s Policies of Business Conduct as well as any Standing Orders for the Company's management as amended from time to time.

The Managing Director shall promote and uphold the interests of the Company in every respect.

4.

At the request of the shareholders, the President shall render his services as managing director for the benefit of domestic and foreign companies which are affiliated companies of the Company according to Sec. 15 et seq. German Stock Corporation Act (Aktiengesetz)  ("Affiliated Companies"; each an "Affiliated Company"). The aforementioned services are compensated with the remuneration set forth in Section 3 below. There are no additional remuneration claims.

5.

By signing this Contract the Managing Director consents to a medical check-up on appointment by the Company physician (or physician appointed by the Company for this purpose) and undertakes to attend the preventive medical check-ups on a regular basis that are necessary for the Managing Director’s kind of work. The costs of these check-ups shall be borne by the Company. The Company will not receive any particular diagnosis of such check-up but only the physician’s assessment of whether or not the Managing Director is capable and fit to perform the required job functions.

Section 2

Secondary Activity

1.

The Managing Director shall not undertake any other activity, whether paid or not, nor participate actively in any commercial or charitable organisation without the Company’s prior written permission. The Company, applying its own fair judgement, shall withhold its consent only if it sees the possibility of its interests or the Managing Director’s performance being affected. If the Managing Director takes on any secondary activity the Managing Director shall make the recipient of the Managing Director’s services aware of this employment agreement and adhere to the restrictions imposed by the Working Hours Act.

2.

The Managing Director shall not publish or publicly present any material in any form that relates to the results of the Managing Director’s work or to questions affecting the Company’s or Affiliated Companies' interests unless the Company has given its prior written consent.

Section 3

Remuneration, Company Car and Exclusion of Assignment

1.	The Managing Director shall receive a gross annual base salary of Euro 275.000 gross, less all statutory and company-specific deductions.

The annual base salary will be split into 13 parts and paid by electronic transfer at the end of the month taking into account all statutory and company-specific deductions. The gross annual salary shall be reviewed every year.

2.	The date of the next salary review is April 2017. The Company reserves the right to modify this date and the salary review does not create a legal entitlement to salary adjustments.

3.

The Managing Director may be eligible to participate in the Company’s short term incentive plan in accordance with its rules which can change from time to time.  Details will be provided to the Managing Director separately. The participation in the incentive plan does not lead to a legal entitlement to a particular award or a particular level of award.

4.	In light of the Managing Director’s total level of compensation, the total annual pay covers possible overtime work.

5.

The Managing Director may be required to travel within Germany and abroad, as required by the Company from time to time.  The Managing Director shall be entitled to claim reasonable travel expenses for business trips, which have been properly incurred. The type and amount of expenses are set out in the Company guidelines on business trips and expenses policies. These guidelines and policies as set out and applied by the Company, shall be applicable in this respect. These policies and guidelines may be changed by the Company, from time to time.

6.

The Managing Director is eligible for the use of a car in accordance with the Company’s car and driving policy (“Car Policy”). Given that the Company may change or amend its Car Policy at its reasonable discretion, this does not create an entitlement to a particular company car or a particular level of car. The Company has the right to revoke the private use of the company car and to request the return of the company car, unless this is unreasonable for the Managing Director. The right to revoke exists particularly in the case of:

i.	Release of the Managing Director from the duty to fulfill his obligations under this Contract;
ii.	Discontinuation of actual job performance (e.g., due to illness, special leave, etc.) after the lapse of possible periods of continued remuneration,
iii.	If the employment relationship is dormant (e.g., due to parental leave, military service, etc.);
iv.	Loss of driving license or ban on driving a vehicle;
v.	Change of assignment if the allocation of the company car was only relevant to the assignment;
vi.	Carrying out service or repair work, or the ordering of replacement parts.

In the case of revocation, the Managing Director is obliged to return the company car, including all accessories, to the Company’s headquarters without delay. The Managing Director shall receive no compensation for the loss of the private use. The Managing Director has no right of retention.

7.	The Managing Director shall not assign the Managing Director’s claim to salary payment to any third party, unless the Company grants its written consent.

Section 4

Vacation

1.

The Managing Director shall be awarded a vacation entitlement of 30 working days per calendar year based on a five days' working week. The vacation entitlement consists of the minimum statutory vacation of 20 working days and an additional contractual vacation of ten (10) working days. Saturdays are not considered working days.

2.	Contractual vacation can only be used if the statutory vacation has been taken in full.

3.	The timing of vacation shall always be agreed with the Company in advance taking into account operational requirements. Vacation slips must be submitted in good time prior to the commencement of leave.

4.

For the lapse of the statutory vacation, the statutory rules of the German Vacation Act shall apply. The contractual vacation granted in addition to the statutory minimum shall lapse if not taken by March 31st of the following calendar year. A possible compensation of open vacation upon termination of this Contract shall only be paid with respect to the statutory minimum vacation.

Section 5

Inability to Work

1.

The Managing Director must inform the Company (i.e. the Managing Director’s supervisor or the Personnel Department) immediately if unable to work and communicate the likely duration of the Managing Director’s absence. The Employer is entitled to request a medical certificate with effect from the first day of illness, which must be submitted to the Personnel Department no later than on the fourth calendar day following the onset of the illness. If the inability to work lasts longer than is stated in the medical certificate, the Managing Director shall inform the Managing Director’s immediate superior or the Personnel Department without delay, and in no case later than at the expiry of the previous medical certificate. The Managing Director shall obtain a supplementary medical certificate and submit it without delay.

2.

In the event that incapacity to work is caused by negligence or illegal acts by third parties, the Managing Director shall assign any resulting claims for damages against such third parties to the Company provided that the Company continues to pay the Managing Director’s salary and other benefits for the duration of the incapacity and also during any subsequent related illnesses. In the event of incapacity to work due to the actions of a third party the Managing Director must therefore inform the Personnel Department immediately, providing details of the third party’s name and address.

3.

If the Managing Director is prevented from carrying out his duties under this Contract due to illness he shall continue to be entitled to payment of his base salary for a period of up to three months beginning on the first day of his documented inability to work, provided that this Contract does not end earlier.

Section 6

Probationary Period and Termination of this Contract

1.	The probationary period shall be six months, during which this Contract may be terminated by either party giving 14 days’ notice.

2.

After the probationary period, this Contract may be terminated by either party by giving 6 months’ notice to the end of the month. Any longer periods of notice applicable to the Company shall also apply to notice served by the Managing Director.

3.

Subject to changes of applicable statute, this Contract shall end without a notification upon expiry of the month in which the Managing Director achieves the actual legal age at entry for full pension or at an earlier point of time if the Managing Director then starts to receive old-age pension payments on the grounds of age or disability.

4.

Due to the Managing Director’s status in the organization and his management responsibility, the Company has a justified interest, to release the Managing Director from his duties in the event of the Contract being terminated. Any such release shall be subject to the Managing Director’s remaining on base pay and any vacation entitlement being taken into account.

5.	This Contract must be terminated in writing.

6.	The Managing Director undertakes to provide immediate notification of the Managing Director’s new address following any move.

Section 7

Return of Documents,  Right to Retain Documents,  Contractual Penalty

1.

The Managing Director shall communicate to the Company and make freely available to it all important observations, experiences and findings relating to its operations. All recorded information relating to the Managing Director’s area of work, irrespective of its form, shall be the property of the Company. The Managing Director must therefore, upon leaving the Company or being released from the Managing Director’s duties, return to the Company all documents, certificates, records, notes, drafts or duplicates or photocopies thereof without being requested to do so. The Managing Director shall not be entitled on any legal basis to retain any of the documents listed under sentences 1 to 3 above.

2.

For each and every case of violation of the obligation to return the above property the Managing Director shall be under an obligation to pay a contractual penalty equal to the Managing Director’s gross monthly base salary, and to pay this for each month or part thereof in the event of an enduring violation. The foregoing shall not affect the Company’s right to claim damages over and above this level.

3.

The Managing Director may not use the Managing Director’s company computer, cell phone, PDA or other means of communication for private purposes. The Managing Director agrees to provide the Company with unrestricted access to the data on these devices and confirms that the Company can assume at all times, that no private data is stored on them.

Section 8

Patents, Copyrights, Trademarks, and Other Property Rights

1.

Any patentable inventions and suggestions for technical improvements (Verbesserungsvorschläge) which were or are discovered, developed or created by the Managing Director during the term of this Contract shall be governed by the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz). The Managing Director shall in particular be obliged to immediately report any such Employee Invention to the Company and, unless the respective Employee Invention is released by the Company, keep the Employee Invention confidential. The Managing Director agrees to fully assist the Company to obtain the patents and utility models for all Employee Inventions claimed by the Company. Upon request the Managing Director shall assist the Company with the registration of industrial property rights on behalf of the Company to the best of his ability, and will, in particular, make the necessary declarations to the respective registration authority and present the necessary documents.

2.

The Managing Director furthermore grants the Company the exclusive right, unrestricted as to time, territory and content, to use work products protected by copyright or ancillary rights which were or are created by the Managing Director during the term of this Contract, including but not limited to software ("Work Products"). This irrevocable and exclusive right shall take effect upon creation of the Work Products. This grant includes the right of the Company to use any copyrights and ancillary rights in a tangible and intangible form, in all countries of the world, and entitles the Company to assign and sublicense any such rights to any third person, irrespective of the scope of application of the sublicense as to time, territory and content.  The granting of rights includes, but is not limited to:

2.1

The right to permanently, temporarily and repeatedly reproduce, publish and distribute any Work Products or parts hereof entirely or partly, irrespective of medium and form.  This applies in particular to the print media, film, radio and/or digital media, public and private networks of every kind (Internet, Intranet, extranet, mobile data networks) as well as databases and electronic carrier media. This right also includes the right to digitize the Work Product;

2.2	The right to translate and edit Work Products or parts hereof as well as to reproduce and distribute the results of the translation and editing in terms of the above Section 2.1;
2.3

The right to exhibit and publicly present Work Products, including the right to provide access to them to any third person via public and private networks, in particular via Internet or any other interactive call or pull systems, and including the right to introduce the Work Products into and store them in such systems;

2.4

The right to join Work Products or parts hereof with other works, parts of works or any other information and to exploit, use or edit the result in any form, in particular in the actions mentioned above in Sections 2.1 to 2.3.

3.

The Managing Director waives his right to be named as an author on the Work Products itself. The above granting of all rights to use and to exploit the Work Products is deemed to be remunerated in full by the salary agreed with the Managing Director. To the extent possible under German law, the Managing Director waives any of his possible author’s personal rights existing with regard to the Work Products as far as they may affect the undisturbed use by the Company.

Section 8

Confidentiality Obligations,  Secrecy, Data Protection,
Contractual Penalty

1.

The Managing Director undertakes to treat as confidential all confidential and proprietary information including, but not limited to, the Company’s and the Affiliated Companies' business and internal operations, formulas, ingredients, manufacturing trials, test and final products, business, marketing and pricing strategies and information, manufacturing processes and procedures, manufacturing and product costs, customer lists, financial information (including profitability information), technology, business strategies, vendor agreements, and personal information about the Company’s owners, directors, officers, members, and employees and any such other matter as the Company may designate as confidential (“Confidential and Proprietary Information”) and shall refrain from making direct or indirect use of such either for the Managing Director’s own purposes or for third parties. This shall similarly apply to industrial secrets or information made known to the Company by third parties (e.g. other group companies, suppliers or customers). The Managing Director shall ensure that secrecy is also upheld with regard to other Managing Directors, provided that such an approach is in line with operational requirements. This obligation shall extend beyond the term of this Contract with regard to matters that by their very nature require confidentiality.

Any infringement of this obligation to observe secrecy shall result in ordinary or immediate termination without notice if the Managing Director is proved to be guilty of wilful intent or gross negligence. The foregoing shall not affect the Company’s right to claim damages over and above this level.

2.

For the duration of this contract the Managing Director shall not be allowed to work on any employed, self-employed, or any other basis, whether for remuneration or not, regularly or occasionally for any organisation that competes directly or indirectly against the Employer. The Managing Director shall likewise not be allowed, for the duration of this ban, to set up, acquire, or take an equity holding in any such competitive company. The acquisition of listed shares as a capital investment shall be exempt from this ban.

The Managing Director shall ensure that there is no conflict of interest between the Company and their personal interests, so that they are free at all times from any influence which might: conflict with the interests of the Company or any Affiliated Company; deprive the Company or the Affiliated Companies of individual loyalty in business dealings; or adversely affect the performance of their duties.

This relates to outside employment, financial interest in outside enterprises, remuneration by an outside enterprise, gifts or any other similar or related instance.

For each and every case of violation of the ban on competition the Managing Director shall be under an obligation to pay a contractual penalty equal to one gross monthly base salary, and to pay this for each month or part thereof in the event of an enduring violation. The foregoing shall not affect the Employer’s right to claim damages over and above this level.

3.

The Managing Director consents to his personal data being collected, processed and used as required for the purposes of the service relationship. Additionally, the Company may process and transmit personal data relating to the Managing Director where such action is required by law.

Section 9

Non-Solicitation and Non-Compete Covenants

1.

Subject to Section 9.3 below, during the term of this Contract and for a further period of twenty-four (24) months after the legal termination (rechtliche Beendigung) of this Contract, the Managing Director shall not, directly or indirectly, other than on the Company’s behalf:

1.1

Actively induce or assist in the inducement of any individual away from the Company's or any Affiliated Company's employment or from the faithful discharge of such individual’s contractual and fiduciary obligations to serve the Company’s or any Affiliated Company's interests with undivided loyalty;

1.2	Actively induce or assist in the inducement of any individual or entity that provides services to the Company or any Affiliated Company to reduce any such services provided to, or to terminate their relationship with, the Company or any Affiliated Company; or
1.3

Solicit away any customers or clients of the Company or any Affiliated Company, which were a part of its client and customer base during the last twenty-four (24) months prior to his factual departure (tatsächlichem Austritt) from the Company.

2.

The Managing Director expressly acknowledges that the Company and the Affiliated Companies market and sell products globally, and given the Managing Director's substantial experience and expertise in manufacturing and marketing of those products in more than one region of the world, including his significant exposure, access to, and participation in the Company's and the Affiliated Companies' intellectual property and Confidential and Proprietary Information on a global level, his business affiliation with any individual or entity that sells or develops products similar to, or that may serve as a substitute for, the Company’s and Affiliated Companies' products, would cause substantial and irreparable harm to the Company’s and Affiliated Companies' business.  Accordingly and subject to Section 9.3 below:

2.1

The Managing Director agrees that during his employment with the Company and for a further period of twenty-four (24) months after the legal termination (rechtliche Beendigung) of his employment with the Company, the Managing Director shall not, directly or indirectly, other than on behalf of the Company, participate or become involved as an owner, partner, member, director, officer, employee, or consultant, or otherwise enter into any business relationship, with any individual or entity that develops, produces, manufactures, sells, or distributes starch (whether modified or unmodified), corn, rice, potato, stevia, strawberry or other agricultural raw materials, oils, sweeteners, concentrates, essences or other products produced or marketed by the Company or the Affiliated Companies or that could be used as a substitute for such products including, but not limited to, Tapioca, Manioc, Yucca, rice or potato starches, flours, syrups, and sweeteners; Dextrose, Stevia-based or other high intensity sweeteners, Glucose, Polyols, HFCS, High Maltose syrup, and Maltodextrin sweeteners; texturants; prebiotics; Omega-3; seed development; emulsifiers; encapsulates derived from starches or other agriculturally based materials;  non-synthetic green biomaterial products derived from starches; plant derived calcium and minerals; Inulin fibers; resins used in adhesives and fragrances; corn oil; gluten protein; caramel color; fruit concentrates; fruit purees; fruit essences (pure aroma volatiles); formulated fruit products; vegetable concentrates; vegetable purees; vegetable essences (pure aroma volatiles); or formulated vegetable products (a "Competitive Business"); and specifically including but not limited to the following entities that manufacture such or similar products: ADM, Cargill, Bunge, Roquette, Staley, Tate & Lyle, Avebe, Arcor, Tereos/Syral, CP Kelco, and Halotek, including subsidiaries or divisions thereof or any entity which succeeds to the relevant business thereof.

2.2

The post-contractual non-compete covenant of above Section 9.2.1 shall apply to all countries in the Managing Director has conducted business for the Company and the Affiliated Companies within the last twenty-four (24) months prior to his factual departure (tatsächlichem Austritt) from the Company.

2.3

During the term of the restrictive of above Section 9.2.1,  the Managing Director shall notify Ingredion Incorporated’s Senior Vice President of Human Resources in writing of the name and address of each entity for which he acts as owner, partner, member, director, officer, employee, or consultant, or otherwise enters into any business relationship.

3.	With respect to above Section 9.1 and 9.2 the following additional rules shall apply:
3.1

The post-contractual restrictions of Sections 9.1 and 9.2 shall only apply upon satisfactory completion of the six (6) months’ probationary period with the Company and shall expire in any case, also prior the completion of the twenty-four (24) months’ term, upon the expiry of the month in which the Managing Director reaches the regular retirement age or the month during which the Managing Director is entitled to receive state old age pension or pension for reduction in earning capacity.

3.2

For each year of the post-contractual restrictions of Sections 9.1 and 9.2,  the Company shall pay to the Managing Director a non-compete compensation (Karenzentschaedigung) amounting to 50% of his most recent contractual remuneration (zuletzt bezogenen vertraglichen Leistungen). The non-compete compensation shall be paid in monthly installments at the end of each calendar month.

3.3

Any earnings the Managing Director receives due to other employment of his labor and any remuneration he maliciously refrains from earning during the validity period of the post-contractual restrictions of Sections 9.1 and 9.2 shall be deducted from the due non-compete compensation to the extent that these together with the non-compete compensation exceed 100% of the remuneration most recently received by him. Severance payments and possibly received unemployment benefits are also considered deductible salary. Upon the Company's request, the Managing Director shall disclose any remuneration he obtains due to other employment of his labor.

3.4

At any time, i.e. prior on or after legal termination (rechtliche Beendigung) of this Contract,  the Company may at its sole discretion waive the post-contractual restrictions of Sections 9.1 and 9.2.  In such event, the Managing Director shall be released from the post-contractual restriction of Sections 9.1 and 9.2 with immediate effect, while the Company’s obligation to pay the non-compete compensation (Section 9.3.2) shall end six (6) calendar months after the Managing Director received such waiver.

3.5

Either party of this Contract, after having terminated the employment relationship between them by termination without notice (außerordentlicher Kündigung), can cancel the post-contractual covenants of Sections 9.1 and 9.2 within one (1) month by submitting a written declaration to the other party.

3.6

To the extent, Sections 9.1 and 9.2 and this Section 9.3 do not provide otherwise, Sections 74 et seq. German Commercial Code (§§ 74 ff. Handelsgesetzbuch) shall apply mutatis mutandis (analog), with the exception of Section 75 (2) German Commercial Code; this shall in particular apply to the reduction of the contractual provisions to what is legally permissible (geltungserhaltende Reduktion) in accordance with Section 74a German Commercial Code.

Section 10

Non-Disparagement

For an indefinite period after the termination of this Contract, the Managing Director herby agrees never to disparage the Company and the Affiliated Companies or their products, or any of their owners, directors, officers, members or employees.

Section 11

Lapse of Claims

1.

All mutual entitlements arising from this Contract as well as such claims that are related to this Contract and its termination shall lapse if they are not asserted in writing against the other party to this Contract within three months after they become due.

2.

Should the other Party reject such claims in writing or fail to state its case within three weeks following assertion of the claims, these shall lapse unless asserted before a court of law within three months from the rejection or expiry of the preclusive period.

3.	This does not apply to non-forfeitable claims, the liability due to intention and gross negligence or to liability for damage from injury to life, body or health.

Section 12

Final Provisions

1.

This Contract shall in all respects be governed by the substantive laws of the Federal Republic of Germany. The Managing Director hereby consents to specific personal jurisdiction in Federal Republic of Germany for any disputes arising out of this Contract.

2.

This Contract constitutes the entire agreement and understanding of the parties hereto with respect to the matters described herein, and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written.

3.

Any amendments to this Contract shall only be valid if confirmed in writing by both, the Managing Director and a duly authorized representative of the Company's shareholder. This shall also apply to any amendment to or cancellation of this requirement for the written form. Section 305b of the of the Code of Civil Law shall remain unaffected.

4.	By signing this Contract the Managing Director confirms having received an original version thereof bearing original signatures of both parties.

5.

In accordance with Section 306 paragraph 1 of the Code of Civil Law, if any provision of this Contract proves to be invalid, the validity of the remaining provisions shall not be affected. In this eventuality the content of the contract shall be based on statutory regulations (see Section 306 paragraph 2 of the Code of Civil Law).

Hamburg, April 15th, 2016

Ingredion Germany GmbH,
represented by its shareholders
Corn Products Germany GmbH and

Corn Products Netherlands Holding S.a.r.l.

/s/ Michael Levy_______________________/s/ Matthew Galvanoni_______________

Michael Levy, Director Matthew R. Galvanoni, Director

Corn Products Germany GmbHCorn Products Netherlands Holding S.a.r.l.

/s/ Pierre Perez y Landazuri________________

Pierre Perez y Landazuri